News Release	The Procter & Gamble Company
One P&G Plaza
Cincinnati, OH 45202

P&G Declares Quarterly Dividend At October 2025 Board of Directors Meeting P&G Shareholders Also Elect All 14 P&G Director Nominees at 2025 Annual Meeting
CINCINNATI, October 14, 2025 – The Procter & Gamble Company (NYSE:PG) announced at today’s Annual Meeting of Shareholders that the P&G Board of Directors declared a quarterly dividend of $1.0568 per share on the Common Stock and on the Series A and Series B ESOP Convertible Class A Preferred Stock of the Company, payable on or after November 17, 2025 to Common Stock shareholders of record at the close of business on October 24, 2025, and to Series A and Series B ESOP Convertible Class A Preferred Stock shareholders of record at the start of business on October 24, 2025.

P&G has been paying a dividend for 135 consecutive years since its incorporation in 1890 and has increased its dividend for 69 consecutive years. This reinforces our commitment to return cash to shareowners, many of whom rely on the steady, reliable income earned with their investment in P&G.

Also at today’s Annual Meeting, P&G shareholders elected all 14 P&G Director nominees, with each receiving strong support according to preliminary voting results. Company shareholders also voted in favor of three Board proposals: to ratify the appointment of P&G's independent registered public accounting firm, for an advisory vote on executive compensation and to approve The Procter & Gamble 2025 Stock and Incentive Compensation Plan. Additionally, Company shareholders voted against a shareholder proposal requesting additional reporting on flexible plastic packaging.

The results of the vote announced today are considered preliminary until final results are tabulated and certified by the independent Inspector of Elections. Final results will be reported on a Form 8-K filed with the U.S. Securities and Exchange Commission.
About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®. The P&G community includes operations in approximately 70 countries worldwide. Please visit https://www.pg.com for the latest news and information about P&G and its brands. For other P&G news, visit us at https://www.pg.com/news.
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P&G Media Contacts:
Henry Molski, +1-513-983-2570

P&G Investor Relations Contact:
John Chevalier, +1-513-983-9974

Category: PG-IR